Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2027 FIRST QUARTER RESULTS

IRVINE, CA, October 29, 2026 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2027 first quarter ended September 30, 2026. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2027 with the Securities and Exchange Commission today.

Quarter Ended September 30, 2026

Net sales for the three months ended September 30, 2026, increased $2.1 million, or 11%, to $20.6 million from $18.5 million for the three months ended September 30, 2025. The increase is driven primarily by a $3.3 million increase in medical device revenue, inclusive of rebates, of which $1.8 million relates to the next-generation handpiece we sell to our largest customer, offset by a $1.7 million decrease in repairs of the legacy handpiece we sell to that customer, coupled with an increase in revenue of $511,000 generated by the Company’s newly acquired subsidiary, Advanced Precision Machining, LLC (“APM”), exclusive of inter-company sales in the amount of $814,000 which are eliminated in consolidation.

Gross profit for the three months ended September 30, 2026, increased $1.5 million, or 28%, compared to the year-ago period. Gross margin increased by 4 percentage points to 33% during the three months ended September 30, 2026, compared to 29% during the corresponding year-ago period, due primarily as a result of favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2026, increased $1.1 million, or 48%, to $3.3 million compared to $2.3 million for the prior fiscal year’s corresponding quarter. The increase relates to a $442,000 increase in engineering and a $642,000 increase in selling, general and administrative expenses. The increase in engineering relates to personnel costs as well as higher internal project expenditures. The increase inselling, general and administrative expense is primarily due to $466,000 of APM’s separate operations as well as $195,000 of higher personnel costs specifically related to accounting, mergers and acquisitions, human resources, and information technology.

Our operating income for the quarter ended September 30, 2026, increased $406,000, or 13%, to $3.5 million compared to $3.1 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased gross profit, offset by our increased operating expenses, as described above.

Net income for the quarter ended September 30, 2026, decreased to $3.0 million, or $0.92 per diluted share, compared to net income of $4.7 million, or $1.40 per diluted share, for the quarter ended September 30, 2025. Our net income for the quarter ended September 30, 2026, contains unrealized gains on our marketable equity investments of $73,000, while our net income for the quarter ended September 30, 2025, includes unrealized gains on our marketable equity investments of $3.3 million. All of our investments are recorded at estimated fair value, and the period-to-period valuation can be highly volatile. For example, our investment in Monogram Technologies, Inc. was valued as of September 30, 2025 at the cash price we received in October 2025, upon its acquisition by Zimmer Biomet Holdings, Inc. We received $4.04 per share for each of the common shares we owned of Monogram, for a total of $8.9 million in cash proceeds.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results and continued top line revenue growth.” Mr. Van Kirk concluded, “We are also pleased to be working with the Monogram and Zimmer Biomet teams and expect to ship validation units later this fiscal year.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adaptive torque-limiting technology and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. Our APM subsidiary manufactures parts and assemblies for the aerospace and defense industries in addition to providing several machined components to support Pro-Dex’s customers. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries; however, these air motors comprise a de minimis portion of our business. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's websites at www.pro-dex.com and www.advanced-precision.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including the expected shipment of Monogram validation units) as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2026	June 30, 2026
ASSETS
Current Assets:
Cash and cash equivalents	$11,759	$8,192
Investments	1,230	1,150
Accounts receivable, net of allowance for credit losses of $285 and $349 at September 30, 2026 and June 30, 2026, respectively	17,507	21,205
Deferred costs	27	70
Inventory	21,899	21,458
Income taxes receivable	1,081	620
Prepaid expenses and other current assets	443	553
Total current assets	53,946	53,248
Land and building, net	5,944	5,967
Equipment and leasehold improvements, net	5,359	5,373
Right-of-use asset, net	2,048	602
Intangibles, net	666	686
Deferred income taxes	1,544	1,544
Investments	497	504
Goodwill	6,525	6,525
Other assets	60	60
Total assets	$76,589	$74,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,321	$4,262
Accrued liabilities	3,224	4,366
Income taxes payable	124	124
Deferred revenue	44	26
Notes payable	4,171	4,205
Total current liabilities	12,884	12,983
Lease liabilities, net of current portion	2,089	627
Notes payable, net of current portion	12,270	13,266
Total non-current liabilities	14,359	13,893
Total liabilities	27,243	26,876
Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,203,334 and 3,186,135 shares issued and outstanding at September 30, 2026 and June 30, 2026, respectively	—	—
Retained earnings	49,346	47,633
Total shareholders’ equity	49,346	47,633
Total liabilities and shareholders’ equity	$76,589	$74,509

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2026	2025
Net sales	$20,560	$18,530
Cost of sales	13,703	13,163
Gross profit	6,857	5,367

Operating expenses:
Selling, general and administrative expenses	2,132	1,490
Research and development costs	1,210	768
Total operating expenses	3,342	2,258
Operating income	3,515	3,109
Other income (expense):
Interest and dividend income	51	14
Unrealized gain on investments	73	3,299
Interest expense	(260)	(200)
Total other income (expense)	(136)	3,113

Income before income taxes	3,379	6,222
Provision for income taxes	331	1,542
Net income	$3,048	$4,680

Basic and diluted net income per share:
Basic net income per share	$0.95	$1.43
Diluted net income per share	$0.92	$1.40

Weighted-average common shares outstanding:
Basic	3,206,304	3,261,753
Diluted	3,315,415	3,338,805
Common shares outstanding	3,203,334	3,262,004